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                                               Filed Pursuant to Rule 424(b)(3)
                                                 Registration No. 333-39917 and
                                                     Registration No. 333-46525


                          PROSPECTUS SUPPLEMENT NO. 3
                              DATED JULY 22, 1998
                    (To Prospectus dated February 20, 1998)

                         DSC COMMUNICATIONS CORPORATION

         This Prospectus Supplement supplements the Prospectus dated February 20, 1998 (the "Prospectus") by DSC Communications Corporation (the "Company") relating to the offering for resale by certain selling securityholders (the "Selling Securityholders") of 7% Convertible Subordinated Notes due August 1, 2004 (the "Notes") of the Company and shares of the Company's common stock, par value $.01 per share (the "Common Stock"), issued or issuable upon conversion of the Notes. The Common Stock includes the preferred stock purchase rights attaching to such stock pursuant to that certain Rights Agreement dated April 25, 1996 by and between the Company and Harris Trust and Savings Bank, formerly KeyCorp Shareholder Services, Inc.

         This Prospectus Supplement should be read in conjunction with the Prospectus, and this Prospectus Supplement is qualified by reference to the Prospectus except to the extent that the information herein contained supersedes the information contained in the Prospectus.

            THE DATE OF THIS PROSPECTUS SUPPLEMENT IS JULY 22, 1998.



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         This Prospectus Supplement No. 3 dated July 22, 1998 hereby further amends the Prospectus dated February 20, 1998, Prospectus Supplement No. 1 dated April 9, 1998 and Prospectus Supplement No. 2 dated June 10, 1998 as follows:

         In the section of the Prospectus entitled Selling Securityholders, the Selling Securityholders table is hereby amended by adding the following Selling Securityholders to the table of Selling Securityholders:

                                              Principal Amount           Number of Shares of Common Stock
         Selling Securityholder                   of Notes               issuable upon conversion of Notes
         ------------------------------       ----------------           ---------------------------------
         J.P. Morgan & Co. Incorporated           $8,600,000                           172,951
         J.P. Morgan Securities Incorporated      $7,600,000                           152,841
         Jefferies & Company                      $  750,000                            15,083


         No other change or amendment is made hereby.
